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EXHIBIT 99.1

News Release

BROOKE CORPORATION ANNOUNCES DIVIDEND PAYMENTS

        OVERLAND PARK, KS—Brooke Corporation (OTC Bulletin Board: BOKE) December 23, 2002—Robert D. Orr, Chairman and CEO of Brooke Corporation announced that the company's board of directors declared a fourth quarter dividend of fifteen cents per share of common stock bringing the total 2002 dividend payments on common stock to forty two cents per share. Orr noted that the 2002 dividend payments totaled eighteen cents per share more than the 2001 dividend payments of twenty four cents.

        Orr stated that "The increased level of 2002 profits was the primary reason that Brooke Corporation's board of directors increased the 2002 dividend rate. Net profit for the first nine months of 2002 was about 51% higher than the net profit for the first nine months of 2001."

        About our Company… Most of Brooke Franchise Corporation's revenues are currently derived from commissions on the sale of insurance policies distributed by franchise agents specializing in property and casualty insurance. Brooke Franchise Corporation has recently expanded its franchise program to include specialists in securities brokerage and lending, because it believes that franchise agents, as independent business owners, will distribute financial services more efficiently than others. To compliment its franchise program, affiliated companies of Brooke Franchise Corporation offer ownership facilitator services such as lending and consulting. Brokerage services, which include the sale of insurance and financial services on a wholesale basis, are also offered to franchise agents and others through separate companies.

        Contact… Sherisa Coomes, cooms@brookecorp.com or (785) 543-3199, Ext. 197

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  EXHIBIT 99.1